UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 23, 2006

OPTIO SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Georgia	001-15529	58-1435435
(State of Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005

(Address of principal office)

Registrant’s telephone number, including area code: (770) 576-3500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencment communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into a Material Definitive Agreement.

Optio Software, Inc. (the “Company”) has entered into letter agreements with two executive officers providing for certain benefits to these executive officers upon a change of control of the Company. The executive officers who entered into a letter agreement are Chris Beecroft and Michael McGuire.

Each letter agreement provides that a change of control is a transaction or series of transactions in which a person acquires more than forty-five percent (45%) of the Company’s common stock or a merger in which there is more than a forty-five percent (45%) change in the outstanding voting securities of the Company. In addition, a transfer of substantially all of the assets of the Company is considered a change of control.

Each letter agreement provides that upon a change of control, if the employment of the executive officer is terminated within twelve (12) months following the change of control, other than for cause or disability, they shall receive a separation payment equal to six (6) months of their base salary, any unearned cash bonuses and benefits for six (6) months. If termination is due to resignation (other than for good reason), disability or for cause, there is no severance payment to the executive officer. In addition, upon a change of control, all unvested options held by the above individuals shall vest in full in connection with the transaction involving the change of control. In the event the officer’s employment with the Company is terminated for any reason, and subsequently a change of control occurs, the officer is not entitled to any additional benefits under this letter agreement.

Each letter agreement also contains covenants restricting the executive officer’s use of confidential information, and their ability to solicit customers or employees of the Company. Further, there are provisions which give the Company rights in inventions or work product created by the executive officer.

ITEM 9.01. Financial Statements and Exhibits.

(d)  The following exhibits are furnished with this document:

Number	Exhibit

10.1	Letter Agreement dated June 23, 2006 between Optio Software, Inc. and Chris Beecroft
10.2	Letter Agreement dated June 23, 2006, between Optio Software, Inc. and Michael McGuire

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2006	OPTIO SOFTWARE, INC.

	By:	/s/ C. Wayne Cape
C. Wayne Cape
President and Chief Executive Officer